Open Energy Corporation Announces First Quarter 2007 Financial Results

--First quarter sales increased 133% to $356,000, compared to $153,000 for the entire FY 2006--

Solana Beach, Calif., October 19, 2006 - Open Energy Corp. (OTC BB: OEGY), a renewable energy company focused on the development and distribution of solar energy technologies, announced today financial results for the first quarter of fiscal year 2007 ended August 31, 2006.

Open Energy reported revenues of $356,000 for the first quarter of 2007, compared to no revenue for the first quarter a year ago and $153,000 for the entire fiscal year of 2006. Net loss for the first quarter totaled $4.9 million, or $0.07 per share, compared to a net loss of $306,000, or $0.01 per share, for the first quarter a year ago.

For our first quarter ended August 31, 2006, we had limited revenues and we incurred a net loss of $4.9 million. Selling, general and administrative expenses for the quarter ended August 31, 2006 were $4.1 million, and included $1.6 million in non-cash compensation for the current vesting of previously granted stock pursuant to employment agreements and $503,000 of depreciation and amortization expense. Selling, general and administrative expenses for the first quarter also included $838,000 of legal and professional fees, of which approximately half were legal fees associated with SEC reporting, our annual report, our SB-2 registration statement, and protection of our intellectual property. After subtracting non-cash based compensation, management fees, wages and salaries were $598,000 for the quarter. The net loss for the quarter also included $636,000 in non-cash interest from amortization of the warrants, beneficial conversion feature and original issue discount associated with the 0% Debentures and 5% Debentures. We expect to continue to use cash in our operating activities as we begin to extend limited credit to our customers, expand our manufacturing capacity, and build our organization.

During the quarter, we received $1.5 million from Cornell Capital, and we expect to receive an additional $3.5 million in gross proceeds from the 5% Convertible Debentures upon our SB-2 registration statement being declared effective.

“We are very pleased with the tremendous progress our leadership team has made this quarter,” commented David Saltman, President and CEO of Open Energy.  “We made great strides positioning our portfolio of products within the industry, doubling our sales, expanding our production capacity, and strengthening our network of dealers and installers to serve residential, commercial and industrial customers.  We are confident that this momentum will continue to ramp throughout 2007.”

As of August 31, 2006, Open Energy’s backlog orders were approximately $4.5 million of which a majority is expected to be filled during the fiscal year ending May 31, 2007. A majority of the backlog is related to our SolarSave® Membrane product. In addition, the backlog includes a $1.3 million contract for supplying solar architectural glass for the California Academy of Sciences Museum in Golden Gate Park, San Francisco, California.

“During the first quarter we announced multiple SolarSave® PV Tile installations and our first PV Membrane installation for KTS Machine Shop.  This followed directly after we achieved our UL Approval and Class A fire rating, which opened the floodgate of pending SolarSave® Membrane projects.  At the same time, our engineering team filed patents on the next generation of building integrated PV products and made enormous headway with the Suncone™ CSP concentrating solar power system.  We hope to have the first commercial system up and running in early calendar 2007.
Based on the first quarter results and our growing backlog, we are optimistic about Open Energy’s opportunities for the remainder of fiscal 2007 and beyond. Our management team will continue to focus on enhancing the effectiveness of our sales efforts and improving our gross profit margin and operating efficiencies.”

About Open Energy

Open Energy Corporation (OTC BB: OEGY) focuses on the development and commercialization of renewable energy products and technologies for a wide range of applications including electrical and thermal power production and water desalination. The Company pursues these objectives through technology, innovation, acquisitions, strategic partnerships and other business strategies. The company's mission is to enhance life by harnessing the power of the sun.

Safe Harbor for Forward Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, customer demand for its products, the Company's ability to scale up manufacturing to meet demand, and other factors over which Open Energy Corporation has little or no control.

CONTACT:	Integrated Corporate Relations, Inc.
	John Mills (Investor Relations)	James McCusker (Media)
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